Exhibit 99.2

WINLAND ELECTRONICS, INC.
BALANCE SHEETS
DECEMBER 31, 2009 AND 2008 AND SEPTEMBER 30, 2010
(In Thousands, Except Share Data)

			(Unaudited)
ASSETS	December 31, 2009	December 31, 2008	September 30, 2010

Current Assets
Cash and cash equivalents	$55	$356	$182
Accounts receivable, less allowance for doubtful accounts of $49,
$127, and $43, respectively	2,823	3,901	2,532
Refundable income taxes	1,023	595	291
Inventories, less allowance for obsolescence of $562, $569, and $777,
respectively	3,039	4,337	3,319
Prepaid expenses and other assets	256	231	250
Total current assets	7,196	9,420	6,574

Property and equipment at cost
Land and land improvements	383	383	383
Building	3,052	3,052	3,064
Machinery and equipment	7,001	7,028	6,774
Data processing equipment	1,198	1,183	1,125
Office furniture and equipment	460	466	457
Unfinished property and equipment	172	-	118
Total property and equipment	12,266	12,112	11,921
Less accumulated depreciation	(7,937)	(7,201)	(8,212)
Net property and equipment	4,329	4,911	3,709
Total assets	$11,525	14,331	$10,283

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Revolving line of credit agreement	$367	$-	$948
Current maturities of long-term debt	380	392	384
Accounts payable	1,132	2,457	1,456
Accrued expenses:
Compensation	369	446	265
Other short-term tax liabilities	-	-	68
Other	49	121	120
Total current liabilities	2,297	3,416	3,241

Long-Term Liabilities
Long-term debt, less current maturities	699	1,079	413
Deferred revenue	122	130	116
Other long-term tax liabilities	258	129	-
Total long-term liabilities	1,079	1,338	529

Stockholders' Equity
Common stock, par value $0.01 per share; authorized 20,000,000
shares; issued and outstanding 3,686,435, 3,669,148, and 3,699,230 shares, respectively	37	37	37
Additional paid-in capital	5,016	4,913	5,047
Retained earnings	3,096	4,627	1,429
Total stockholders' equity	8,149	9,577	6,513
Total liabilities and stockholders' equity	$11,525	$14,331	$10,283

See accompanying notes to financial statements

WINLAND ELECTRONICS, INC.
STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2010 AND 2009
(In Thousands, Except Share and Per Share Data)

			Nine Months Ended
	Year Ended December 31, 2009	Year Ended December 31, 2008	September 30, 2010	September 30, 2009
			(Unaudited)	(Unaudited)

Net sales	$22,547	$28,665	$14,053	$18,008
Cost of sales	20,291	25,175	13,061	16,153
Gross profit	2,256	3,490	992	1,855

Operating expenses
General and administrative	2,064	2,243	1,339	1,636
Sales and marketing	1,549	1,392	1,039	1,122
Research and development	546	872	290	394
Total operating expenses	4,159	4,507	2,668	3,152

Operating loss	(1,903)	(1,017)	(1,676)	(1,297)

Other income (expense)
Interest expense	(99)	(126)	(100)	(75)
Other income (expense), net	(10)	26	22	(12)
Total other expense	(109)	(100)	(78)	(87)

Loss before income taxes	(2,012)	(1,117)	(1,754)	(1,384)

Income tax benefit (expense)	481	89	87	(150)

Net loss	$(1,531)	$(1,028)	$(1,667)	$(1,534)

Loss per common share:
Basic and diluted	$(0.42)	$(0.28)	$(0.45)	$(0.42)

Weighted-average number of common shares outstanding:
Basic and diluted	3,664,395	3,649,661	3,690,911	3,672,710

See accompanying notes to financial statements

WINLAND ELECTRONICS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND NINE MONTH PERIOD ENDED SEPTEMBER 30, 2010
(In Thousands, Except Share Data)

			Additional
	Common Stock		Paid-In	Retained
	Shares	Amount	Capital	Earnings	Total

Balance on December 31, 2007	3,640,741	$36	$4,691	$5,655	$10,382
Issuance of common stock in accordance with employee stock
purchase plan	8,800	-	11	-	11
Issuance of common stock in accordance with employee stock
option plan	19,607	1	15	-	16
Stock-based compensation expense for employee stock
purchase plan	-	-	9	-	9
Stock-based compensation for stock options	-	-	187	-	187
Net loss	-	-	-	(1,028)	(1,028)
Balance on December 31, 2008	3,669,148	$37	$4,913	$4,627	$9,577

Issuance of common stock in accordance with employee stock
purchase plan	17,287	-	10	-	10
Stock-based compensation expense for employee stock					-
purchase plan	-	-	4	-	4
Stock-based compensation expense for stock options	-	-	89	-	89
Net loss	-	-	-	(1,531)	(1,531)
Balance on December 31, 2009	3,686,435	$37	$5,016	$3,096	$8,149

Issuance of common stock in accordance with employee stock
purchase plan (unaudited)	9,795	-	6	-	6
Issuance of common stock in accordance with employee stock
option plan (unaudited)	3,000	-	2	-	2
Stock-based compensation expense for employee stock
purchase plan (unaudited)	-	-	3	-	3
Stock-based compensation for stock options (unaudited)	-	-	20	-	20
Net loss (unaudited)	-	-	-	(1,667)	(1,667)
Balance on September 30, 2010 (unaudited)	3,699,230	$37	$5,047	$1,429	$6,513

See accompanying notes to financial statements

WINLAND ELECTRONICS, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2010 AND 2009
(In Thousands)

			Nine Months Ended
	Year Ended December 31, 2009	Year Ended December 31, 2008	September 30, 2010	September 30, 2009
			(Unaudited)	(Unaudited)

Cash Flows From Operating Activities
Net Loss	$(1,531)	$(1,028)	$(1,667)	$(1,534)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	816	817	589	615
Decrease in allowance for doubtful accounts	78	-	(6)	(89)
Loss on disposal of property and equipment	22	-	56	20
Non-cash stock-based compensation	93	196	23	72
Deferred taxes	-	118	(86)	-
Changes in assets and liabilities:
Accounts receivable	1,000	(465)	297	968
Refundable income taxes	(428)	(206)	628	204
Inventories	1,298	371	(280)	520
Prepaid expenses	(25)	22	6	(215)
Accounts payable	(1,325)	654	324	(929)
Accrued expenses, including deferred
revenue and other tax liabilities	(28)	(553)	(39)	159
Net cash used in operating activities	(30)	(74)	(155)	(209)

Cash Flows From Investing Activities
Purchases of property and equipment	(264)	(237)	(31)	(75)
Proceeds from sale of property and equipment	8	-	7	8
Net cash used in investing activities	(256)	(237)	(24)	(67)

Cash Flows From Financing Activities
Net borrowings on revolving line of credit	367	-	581	506
Payments on long-term borrowings, including capital
lease obligations	(392)	(512)	(282)	(302)
Proceeds from issuance of common stock	10	27	7	6
Net cash provided by (used in) financing activities	(15)	(485)	306	210

Net increase (decrease) in cash and cash equivalents	(301)	(796)	127	(66)

Cash and cash equivalents
Beginning of period	356	1,152	55	356
End of period	$55	$356	$182	$290

Supplemental information
Cash payments for:
Interest	$104	$124	$81	$77
Cash received from:
Income taxes	$183	$-	$628	$183

Supplement Schedule of Noncash Investing and Financing Activities
Acquisition of property and equipment in accounts payable	$-	$74	$-	$-

Reclassification of other tax liability from long-term to short-term	$-	$-	$258	$-

See accompanying notes to financial statements

WINLAND ELECTRONICS, INC.
NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 2009 and 2008

(INFORMATION PERTAINING TO THE NINE MONTHS ENDED AND AS OF
SEPTEMBER 30, 2010 AND 2009 IS UNAUDITED)

Note 1.                      Nature of Business and Significant Accounting Policies

Nature of business: Winland Electronics, Inc. (“Winland” or the “Company”) designs and manufactures custom electronic controls and assemblies primarily for original equipment manufacturer (“OEM”) customers, providing services from early concept studies through complete product realization.  The Company operates in two reportable segments, Electronic Manufacturing Services (EMS) and Proprietary Products (Proprietary) as defined by The Financial Accounting Standards Board “FASB” Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“ASC”) Topic 280 Segment Reporting.

A summary of Winland’s significant accounting policies follow:

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates include allowances for obsolete inventories, rework and warranties, valuation of long-lived assets and doubtful accounts.  Winland cannot assure that actual results will not differ from those estimates.

Revenue Recognition: In most cases, revenue is recognized from the sale of products and out of warranty repairs when the product is delivered to a common carrier for shipment and title transfers.

A portion of the Company’s business involves shipping product to a primary customer’s location where it is held in a separate warehouse.  Revenue is recognized when that customer notifies Winland that the inventory has been removed from the warehouse and title to the product is transferred.

Revenue recognition occurs for engineering design as services are completed.  Winland has an agreement with one particular customer to amortize the cost of engineering design services as part of the piece part cost of the manufactured unit.  For the year ended December 31, 2008, the customer paid Winland approximately $31,000 for these services.  These payments were classified as unearned revenue and recorded in Other Accrued Liabilities on the balance sheet.  There was no unearned revenue as of December 31, 2009 or September 30, 2010.

Shipping and handling charges billed to customers are included in net sales, and shipping and handling costs incurred by the Company are included in cost of sales. For all sales, Winland either has a binding purchase order or customer accepted and signed engineering quote as evidence of the arrangement.  Winland does not generally accept returns but does provide a limited warranty as outlined below under Allowance for Rework and Warranty Costs.  Sales and use taxes are reported on a net basis, excluding them from sales and cost of sales.

Cash and cash equivalents: Cash and cash equivalents include money market mutual funds and other highly liquid investments defined as maturities of three months or less from date of purchase.  Winland maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Winland has not experienced any losses in such accounts.

Allowance for Doubtful Accounts:  The Company generally requires no collateral from its customer with respect to trade accounts receivable.   Invoices are generally due 30 days after presentation. Accounts receivable over 30 days are considered past due. Winland evaluates its allowance for uncollectible accounts on a quarterly basis and reviews any significant customers with delinquent balances to determine future collectability. Winland bases its determinations on legal issues, past history, current financial and credit agency reports, and experience. Winland reserves for accounts deemed to be uncollectible in the quarter in which the determination is made.  Management believes these values are estimates and may differ from actual results.  Winland believes that, based on past history and credit policies, the net accounts receivable are of good quality.  Bad debt expense for the year ended December 31, 2009 was $51,000 offset by collection of $60,000 for a previously written off bad debt.   Bad debt expense for the year ended December 31, 2008 was $109,000.

Note 1.                      Nature of Business and Significant Accounting Policies (Continued)

Bad debt expense for the nine months ended September 30, 2010 was $22,000 offset by collection of $28,000 for a previously written off bad debt. Bad debt expense for the nine months ended September 30, 2009 was $27,000, offset by collection of $60,000 for a previously written off bad debt. The Company writes off accounts receivable when they are deemed uncollectible and record recoveries of trade receivables previously written off when collected.  The Allowance for Doubtful Accounts was $49,000 and $127,000 at December 31, 2009 and 2008, respectively. The allowance for doubtful accounts was $43,000 at September 30, 2010.

Inventory Valuation: Raw component and finished goods inventories are stated at the lower of cost, using the first-in, first-out (FIFO) method, or market value.  Winland estimates excess, slow moving and obsolete reserves for inventory on a quarterly basis based upon order demand and production requirements for its major customers and annual reviews for other customers. Management’s estimated reserve for slow moving and obsolete inventories was $562,000 and $569,000 as of December 31, 2009 and 2008, respectively. Management’s estimated reserve for slow moving and obsolete inventories was $777,000 as of September 30, 2010.

Depreciation: Depreciation is computed using the straight-line method based on the estimated useful lives of the various assets, as follows:

Years
Land improvements	17 - 20
Building	39 - 40
Machinery and equipment	5 - 7
Data processing equipment	3 - 7
Office furniture and equipment	3 - 7

Long-lived assets: Net long-lived assets amounted to $4.3 million at December 31, 2009 and $3.7 million at September 30, 2010.  Considerable management judgment is necessary in estimating future cash flows and other factors affecting the valuation of long-lived assets including the operating and macroeconomic factors that may affect them. The Company uses historical financial information, internal plans and projections and industry information in making such estimates.  While the Company currently believes the expected cash flows from these long-lived assets exceeds the carrying amount, materially different assumptions regarding future performance and discount rates could result in future impairment losses. In particular, if the Company no longer believes it will achieve its long-term projected sales or operating expenses, the Company may conclude in connection with any future impairment tests that the estimated fair value of our long-lived assets are less than the book value and recognize an impairment charge. Such impairment would adversely affect earnings.  There were no impairment losses recognized in 2009 or 2008 or 2010.

Allowance for Rework and Warranty Costs: Winland provides a limited warranty to its OEM customers who require it to repair or replace product that is defective, due to Company workmanship issues, at no cost to the customer.  In addition, Winland provides a limited warranty for its proprietary products for a period of one year, which requires Winland to repair or replace defective product at no cost to the customer or refund the purchase price.  Reserves are established based on historical experience and analysis for specific known and potential warranty issues.  The reserve reflecting historical experience and potential warranty issues is determined based on specific customer experience factors including rate of return by item, average weeks outstanding from production to return, average cost of repair and relation of repair cost to original sales price.  Any specific known warranty issues are considered individually.   These are analyzed to determine the probability and the amount of financial exposure, and a specific reserve is established.  The allowance for rework and warranty costs was $45,000 and $80,000 as of December 31, 2009 and 2008, respectively.  The allowance for rework and warranty costs was $56,000 as of September 30, 2010. The product warranty liability reflects management’s best estimate of probable liability under Winland’s product warranties and may differ from actual results.

Note 1.                      Nature of Business and Significant Accounting Policies (Continued)

Changes in Winland’s warranty liability, which is included in other accrued liabilities on the balance sheets, are approximately as follows:

	Years Ended December 31
	2009	2008
Balance, beginning	$80,000	$160,000
Accruals for products sold	106,000	209,000
Expenditures incurred	(102,000)	(272,000)
Change in estimate	(39,000)	(17,000)
Balance, ending	$45,000	$80,000

	For the Nine Months Ended September 30,
	2010	2009
Balance, Beginning	$45,000	$80,000
Accruals for products sold	70,000	86,000
Expensing of specific warranty items	(70,000)	(83,000)
Change in estimate	11,000	(32,000)
Balance, Ending	$56,000	$51,000

Income taxes:  Income taxes are accounted for in accordance with FASB ASC Topic 740 Income Taxes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred income tax assets, Winland considers whether it is "more likely than not," according to the criteria that some portion or all of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Per FASB ASC 740-10-25-5 Winland recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

Fair value of financial instruments: Management estimates that the carrying value of long-term debt approximates fair value, estimated based on interest rates for the same or similar debt offered to Winland having the same or similar remaining maturities and collateral requirements. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and revolving line-of-credit approximate their fair value due to the short-term nature of these instruments.

Loss per common share: Basic loss per common share is computed by dividing the net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is computed by dividing the net loss by the weighted-average number of common shares outstanding during the period, including potentially dilutive shares such as the options and warrants to purchase shares of common stock at various amounts per share (see Note 7).  For years ended December 31, 2009 and 2008, the diluted loss per share was the same as basic loss per share since the effects of options and warrants would have been anti-dilutive. The diluted share calculation excluded 402,500 and 480 weighted average shares for the years ended December 31, 2009 and 2008, respectively, as inclusion of these shares would have been anti-dilutive. The diluted share calculation excluded 336,500 and 390,000 weighted average shares for the three and nine months ended September 30, 2010, and for the three and nine months ended September 30, 2009, respectively.

Employee stock based compensation plans: Winland had stock-based compensation plans, which are described more fully in Note 7.  Winland accounts for these plans under FASB ASC Topic 718-50, Employee Share Purchase Plans.

Note 1.                      Nature of Business and Significant Accounting Policies (Continued)

Research and development expense: Winland expenses research and development costs as incurred. Research and development expenses of $546,000 and $872,000 were charged to operations during the years ended December 31, 2009 and 2008, respectively. Research and development expenses of $290,000 and $394,000 were charged to operations during the nine months ended September 30, 2010 and 2009, respectively.

Advertising expense:  Advertising is expensed as incurred and was $52,000 and $69,000 for the years ended December 31, 2009 and 2008, respectively.

Subsequent events:  The Company evaluates events occurring after the date of the financial statements for events requiring recording or disclosure in the financial statements.

Recently issued accounting pronouncements:  Effective September 15, 2009, Winland adopted FASB SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“ASC”).  The FASB ASC is effective for interim and annual periods ending after September 15, 2009.  All accounting literature not included in the Codification will be non-authoritative.  The adoption of this FASB ASC did not impact the Company’s financial statements or its results of operations.

Effective January 1, 2009, Winland adopted FASB ASC 810, Consolidation.  FASB ASC 810 requires all entities to report non-controlling interests as equity in the consolidated financial statements.  The adoption of FASB ASC 810 did not impact the Company’s financial statements or results of operations.

Effective January 1, 2009, Winland adopted FASB ASC 820, Fair Value Measurements and Disclosures. FASB ASC 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value and expands disclosures about fair value measurements. The adoption of FASB ASC 820 did not impact the Company’s financial statements.

Unaudited interim results: The accompanying balance sheet as of September 30, 2010 and statements of operations for the nine months ended September 30, 2010 and 2009 and the statements of cash flows for the nine months ended September 30, 2010 and 2009, and the statement of shareholders’ deficit for the nine months ended September 30, 2010 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of the Company’s management, reflect all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly the Company’s financial position as of September 30, 2010 and results of operations for the nine months ended September 30, 2010 and 2009 and the results of cash flows for the nine months ended September 30, 2010 and 2009. The financial data and other information disclosed in these notes to the financial statements relative to the nine month periods presented are unaudited. The results for the nine months ended September 30, 2010 and 2009 are not necessarily indicative of the results to be expected for the year ending December 31, 2010 or 2009 or any other interim period or for any other future year.

The Company’s future liquidity needs will depend on many factors, including the timing and amount of its revenues and its investment decisions, which may affect the Company’s ability to generate additional cash.  If cash generated from operations and financing activities, through the use of the Company’s accounts receivable agreement at least the next twelve months, is insufficient to satisfy working capital requirements during the next twelve months, the Company may seek additional funding through bank borrowings or other means.  There can be no assurance that the Company will be able to secure such additional funding on acceptable terms or at all.

Reclassifications:  Certain condensed statement of operations and segment reporting footnote disclosure amounts for the nine months ended September 30, 2009 have been reclassified to be consistent with the classifications adopted for the same period ended September 30, 2010.  These reclassifications had no impact on operating loss, net loss or retained earnings.

Note 2.  Segment Reporting

Effective January 1, 2008, the Company began reporting results of operations by two unique reportable segments, Electronic Manufacturing Services (EMS) and Proprietary Products (Proprietary).  The Company evaluates the performance of operating segments and allocates resources based on profit and loss from operations.

Note 2.  Segment Reporting (Continued)

The Company’s EMS segment consists of the design and manufacturing of printed circuit board assemblies and higher level products sold mainly to Original Equipment Manufacturer (OEM) customers.  Winland offers complete solutions to OEM customer needs by providing value-added services that complement its contract manufacturing capabilities.  This is part of a “concept to product realization” strategy, the elements of which may include product concept studies, product design, printed circuit board design, design for manufacturing, higher level assembly and box build, repair service, and legacy support.  These services differentiate Winland from many competitors and are intended to increase customer satisfaction, confidence, and loyalty.  Winland views EMS customers as strategic partners and works to provide these partners with high level customer care and technical services.

The Company’s Proprietary segment represents an established family of environmental security products that can monitor critical environments including simple and sophisticated microprocessor and mechanically controlled sensors and alarms.  These products monitor and detect critical environmental changes, such as changes in temperature or humidity, water leakage and power failures.

The Company’s remaining activities are included in “Other”.  These are unallocated corporate level expenses, which include costs related to the administrative functions performed in a centralized manner and not attributable to particular segments (e.g., executive compensation expense, accounting, human resources and information technology support), are reported in the reconciliation of the segment totals to consolidated totals as “Other” items.

Segment assets or other balance sheet information are not presented to the Company’s chief operating decision maker.  Accordingly, the Company has not presented information relating to segment assets.  The following table presents net sales and operating income (loss) by reportable segment.

WINLAND ELECTRONICS, INC.
SEGMENT REPORTING

($ in thousands)	EMS	Proprietary	Other	Total
Nine months ended September 30, 2010
Net sales	$11,603	$2,450	$-	$14,053
Gross profit	(63)	1,055	-	992
Operating income (loss)	(366)	319	(1,629)	(1,676)

Nine months ended September 30, 2009
Net sales	$15,636	$2,372		$18,008
Gross profit	755	1,100		1,855
Operating income (loss)	405	328	(2,030)	(1,297)

Twelve months ended December 31, 2009
Net sales	$19,356	$3,191	$-	$22,547
Gross profit	928	1,328	-	2,256
Operating income (loss)	(103)	264	(2,064)	(1,903)

Twelve months ended December 31, 2008
Net sales	$25,292	$3,373	$-	$28,665
Gross profit	2,116	1,374	-	3,490
Operating income (loss)	1,099	127	(2,243)	(1,017)

Note 3.                      Inventories

The components of inventories were as follows:

	December 31, 2009	December 31, 2008	September 30, 2010
Raw materials	$ 2,202,000	$ 2,923,000	$ 2,541,000
Work in progress	275,000	423,000	320,000
Finished goods	562,000	991,000	458,000
Total	$ 3,039,000	$ 4,337,000	$ 3,319,000

Note 4.                      Financing Arrangement and Long-Term Debt

Winland has a $2,500,000 revolving line of credit agreement which expires on June 28, 2010. Advances are due on demand, secured by substantially all Company assets, and are subject to a defined borrowing base equal to 80% of qualified accounts receivable.  Interest on advances accrues at the minimum of 5.0% or the monthly LIBOR rate plus three and one half percent (3.5%).  As of December 31, 2009, interest was accrued at the minimum of 5.0%.  As of December 31, 2009, $367,000 was outstanding on the revolving line of credit agreement with no balances outstanding at December 31, 2008.  At December 31, 2009, $1,650,000 was available for borrowing under the terms of this agreement.  See also (a) following.

The following is a summary of long-term debt:

	December 31		September 30
	2009	2008	2010
6.44% mortgage note payable, due in monthly installments of $11,373,
including interest, to October 1, 2014, secured by property (a),(b)	$552,000	$649,000	$474,000
6.50% note payable, paid in full in 2009	-	39,000	-
Capital lease obligations bearing interest ranging from 6.25% to 8.01%, due in monthly installments of $1,138 to $6,426, to December 2012,
secured by equipment	527,000	783,000	323,000
	$1,079,000	$1,471,000	$797,000

Less current maturities	380,000	392,000	384,000
Total long-term debt	$699,000	$1,079,000	$413,000

(a) These agreements have certain financial and non-financial covenants, which, among others, require the Company to maintain a minimum tangible net worth, a maximum leverage ratio, a maximum debt to tangible net worth, a minimum cash flow coverage ratio, imposes limits on capital expenditures and disallows the declaration or payment of dividends.
(b) As of December 31, 2009 and 2008, Winland was in violation of the minimum cash flow coverage covenant for this agreement.  The issuing financial institution has granted a waiver of this covenant as of December 31, 2009 and 2008.

On August 18, 2010, Winland and PrinSource Capital Companies, LLC ("PrinSource") entered into an Accounts Receivable Agreement (the "Agreement").  The Agreement continues in full force and effect until August 18, 2011 ("Initial Termination Date") and shall automatically and continually renew for successive periods of twelve months (each such period referred to as a "Renewal Period") from the Initial Termination Date or the end of a Renewal Period subject to certain conditions contained in the Agreement.

The Agreement allows PrinSource to purchase from Winland certain eligible accounts based on PrinSource's sole and absolute discretion.  Upon approval and acceptance by PrinSource, PrinSource will pay Winland seventy-five percent (75%) of the eligible account (the "Part Payment") prior to such receivable actually being paid to Winland.  Upon the payment of such receivable to Winland, PrinSource will pay to Winland one hundred percent (100%) of such eligible account, reduced by a per diem fee equal to 1/18th (one eighteenth of one percent) per day from the time that the Part Payment was made by PrinSource to Winland and a one-time processing fee equal to 1/4% (twenty-five hundredths of one percent).  Winland agreed to generate a minimum of fees monthly ("Monthly Minimum") equal to $2,500.00 for per diem and processing fees.

Winland retains the ultimate responsibility for collection of the receivable, and thus has accounted for the Agreement as a secured borrowing transaction.

Note 4.                      Financing Arrangement and Long-Term Debt (Continued)

The Agreement replaced the revolving line-of-credit Winland had with Marshall & Ilsley Bank.  The $367,000 outstanding balance on the revolving line-of-credit as of December 31, 2009 was paid in full and the revolving line-of-credit closed.

The outstanding balance under the Agreement was $948,000 as of September 30, 2010.

Approximate maturities of long-term debt and future minimum lease payments on capital leases for years subsequent to December 31, 2009, are as follows:

	Long-term Debt	Capital leases
2010	$104,000	$307,000
2011	111,000	231,000
2012	118,000	30,000
2013	126,000	-
2014	93,000	-
Thereafter	-	-
Total	$552,000	$568,000

Less amount representing interest		41,000
Present value of net minimum lease payments		527,000
Less current portion		276,000
Long-term portion		$251,000

The cost and accumulated depreciation of assets acquired under capital leases were as follows:

	December 31		September 30
	2009	2008	2010
Cost	$1,711,000	$1,714,000	$1,711,000
Accumulated amortization	1,074,000	924,000	1,187,000
Net leased property under capital leases	$637,000	$790,000	$524,000

Amortization of capital leases is included in depreciation expense.

Note 5.                      Deferred Revenue

During 1994, Winland and the city of Mankato entered into a tax increment financing agreement for the construction of its operating facility. In connection with this agreement, the city donated land improvements to Winland with a fair value of $270,009. The fair value of land improvements donated was accounted for as deferred revenue and is being amortized over 39 years, which is the life of the building.

Note 6.                      Income Taxes

Components of income tax benefit (expense) are as follows:

	Year Ended		Nine Months Ended
	December 31		September 30
	2009	2008	2010	2009
Current benefit	$481,000	$207,000	$1,000	$(21,000)
Deferred expense	-	(118,000)	86,000	(129,000)
	$481,000	$89,000	$87,000	$(150,000)

Note 6.                      Income Taxes (Continued)

The statutory income tax rate reconciliation to the effective rate is as follows:

	December 31				September 30
	2009		2008		2010		2009
Statutory U.S. income tax rate	(34	) %	(34	) %	(34	) %	(34	) %
State benefit (tax), net of federal tax effect	(4)		(4)		(4)		(4)
Research and Development Credits	6		-		-		11
Change in Valuation Allowance	4		24		40		38
Other, including permanent differences	4		6		(7)		-
Effective income tax benefit rate	(24	) %	(8	) %	(5	) %	11%

Deferred tax assets (liabilities) consist of the following components:

	December 31		September 30
	2009	2008	2010
Deferred tax assets:
Inventory	$269,000	$275,000	$294,000
Allowance for doubtful accounts	19,000	49,000	16,000
Non-qualified stock options	73,000	69,000	65,000
Accrued expenses	59,000	105,000	81,000
Research Credit Carryover	137,000	116,000	25,000
Net operating loss carryforward	132,000	57,000	828,000
Other	20,000	16,000	77,000
Valuation Allowance	(377,000)	(271,000)	(1,056,000)
	332,000	416,000	330,000
Deferred tax liabilities:
Property and equipment	(288,000)	(367,000)	(260,000)
Prepaid expenses and other	(44,000)	(49,000)	(70,000)
	(332,000)	(416,000)	(330,000)
Net deferred tax assets	$-	$-	$-

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Winland records a tax valuation allowance when it is more likely than not that it will not be able to recover the value of its deferred tax assets.  For the years ended December 31, 2009 and 2008, Winland recorded tax valuation allowances of $106,000 and $271,000, respectively, against its deferred tax assets.  The tax effect of the Company’s valuation allowance for deferred tax assets is included in the annual effective tax rate.  As of December 31, 2009 and 2008, the Company calculated its estimated annualized effective tax benefit rate at 24% and 8%, respectively.  The Company recognized an income tax benefit of $481,000 (net of the valuation allowance and an adjustment to unrecognized tax benefits of $129,000) based on its $2,012,000 pre-tax loss for year ended 2009 compared to an income tax benefit of $89,000 (net of the valuation allowance) based on its $1,117,000 pre-tax loss for year ended 2008.

As of September 30, 2010 and 2009, the Company calculated its estimated annualized effective tax rate at 4% and -7%, respectively.  The Company recognized an income tax benefit of $87,000 based on its $1,754,000 pre-tax loss for the nine months ended September 30, 2010.  The $87,000 tax benefit was for recognizing previous uncertain tax positions related to the Company’s research and development credits.  The Company recognized an income tax expense of $150,000 for uncertain tax positions and AMT taxes based on its $1,384,000 pre-tax loss for the nine months ended September 30, 2009. The Company recorded a valuation allowance of $679,000 and $871,000 for the nine months ended September 30, 2010 and 2009 respectively.

Note 6.                      Income Taxes (Continued)

Winland recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit.  For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

The Company files income tax returns in the U.S. federal and state jurisdictions and is currently under examination by the Internal Revenue Service (IRS) for its 2004 through 2007 tax years and the State of Minnesota for its 2003 through 2006 tax years.   The Company recognized a $301,000 reduction in income tax expense as of December 31, 2007 for credits filed with the Internal Revenue Service and the State of Minnesota for tax years 2003 through 2007, net of $129,000 reserve for FASB ASC 740, Income Taxes.  An additional $129,000 of unrecognized tax benefits was recorded for the year ended December 31, 2009 for changes in estimate on positions taken in these open years. An additional $10,000 of unrecognized tax benefits was recorded for the three and nine months ended September 30, 2010 for changes in judgment on positions taken on Minnesota income tax returns these open years. The unrecognized tax benefits were reduced by $200,000 due to a settlement reached with the IRS. The years 2004 through 2009 remain open for examination by other state agencies.  A reconciliation of the unrecognized tax benefit is as follows:

	December 31		September 30
	2009	2008	2010
Beginning Balance	$129,000	$129,000	$258,000
Additions for tax positions taken for open tax years	129,000	-	-
Reductions for positions effectively settled	-	-	(190,000)
Ending Balance	$258,000	$129,000	$68,000

The Company recognizes interest accrued on unrecognized tax benefits as well as interest received from favorable tax settlements within interest expense.  The Company recognizes penalties accrued on unrecognized tax benefits within general and administrative expenses.  As of December 31, 2009 and 2008, the Company recognized no interest or penalties related to uncertain tax positions due to their insignificance to its financial position and results of operations.

At December 31, 2009, the Company had no net operating loss carryforwards for federal purposes and $2,071,000 for state income tax purposes that are available to offset future taxable income and begin to expire in the year 2022.  At December 31, 2009, the Company had federal and Minnesota research and development tax credit carryforwards of $135,000 and $39,000, respectively, which begin to expire in the years 2026 and 2022, respectively.

Given the fact that the Company is currently under audit by the State of Minnesota, it is possible that significant changes in the gross balance of unrecognized tax benefits may occur within the next year.  An estimate of the range of such gross changes cannot be made at this time.   The Company expects that any changes would have a significant impact on its effective tax rate and expected cash receipts for income taxes refundable within the next year.

Note 7.                      Warrants and Stock-Based Compensation Plans

Warrants: The Company has warrants outstanding to purchase 12,500 shares of common stock at a weighted average exercise price of $3.52 per share.  These warrants were granted prior to 2007 and expire at various dates commencing February 1, 2009.

Employee stock purchase plan:  The 1997 Employee Stock Purchase Plan (ESPP) has provided Winland employees the opportunity to purchase common stock through payroll deductions.  The purchase price is set at the lower of 85% of the fair market value of common stock at the beginning of the participation period or 85% of the fair market value on the purchase date.  The participation periods have a 6-month duration beginning in January and July of each year.  A total of 300,000 shares of common stock were authorized for issuance under the ESPP of which 127,085 have been issued.  Winland issued 17,287 and 8,800 shares for the years ended December 31, 2009 and 2008, respectively, incurring $4,000 and $9,000 of compensation expense under this plan for those years.

Note 7.                      Warrants and Stock-Based Compensation Plans (Continued)

Stock option plans: As of December 31, 2008, Winland had one equity-based compensation plan, the 2008 Equity Incentive Plan, from which stock-based compensation awards can be granted to eligible employees, officers or directors.  Previous to this plan, stock-based compensation awards were granted from the 2005 Equity Incentive Plan.  The plans are as follows:

2008 Equity Incentive Plan – This plan provides awards in the form of incentive stock options, nonqualified stock options, and restricted stock.  Currently, this is the only plan under which awards are authorized for grant.  As amended by the shareholders in May 2009, up to 500,000 shares are authorized for issuance under the plan.  Awards issued under the plan as of December 31, 2009 include 137,000 shares of incentive stock options and 44,000 nonqualified stock options of which 181,000 are outstanding and 69,000 of which are vested at December 31, 2009.  The exercise price is equal to the fair market value of Winland’s common stock at the date of grant. Options generally vest over five years and have a contractual life up to 10 years.  Option awards provide for accelerated vesting if substantially all of Winland’s assets are transferred through an acquisition, merger, reorganization or other similar change of control transaction.

2005 Equity Incentive Plan – This plan provided grants in the form of incentive stock options, nonqualified stock options, and restricted stock.  This plan was terminated as to future grants in May 2008.  As of December 31, 2009, there were 209,000 options outstanding under this plan of which 114,800 are vested.

Winland uses the Black-Scholes option pricing model to estimate the fair value of stock-based awards with the following weighted-average assumptions for the indicated periods.

	December 31		September 30
	2009	2008	2010	2009
Expected life, in years	5-10	5-10	5-10	5-10
Expected volatility	81.9%	69.5%	82.8%	84.5%
Risk-free interest rate	2.6%	3.3%	2.4%	3.2%
Dividend yield	0.0%	0.0%	0.0%	0.0%

Winland calculates the expected life of awards using historical data to estimate option exercises and employee terminations.  Expected volatility is based on daily historical fluctuations of Winland’s common stock using the closing market value for the number of days of the expected term immediately preceding the grant.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant for a bond with a similar term.

Winland receives a tax deduction for certain stock option exercises and disqualifying stock dispositions during the period the options are exercised or the stock is sold, generally for the excess of the price at which the options are sold over the exercise prices of the options.  In accordance with FASB ASC 718-10-50-1, Winland revised its presentation in the Statements of Cash Flows to report any tax benefit from the exercise of stock options as financing cash flows.  For the years ended December 31, 2009 and 2008, there were no such stock option exercises and disqualifying stock dispositions.

Net cash proceeds from the exercise of stock options were $16,000 for the year ended December 31, 2008 with no options being exercised in 2009.

Note 7.                      Warrants and Stock-Based Compensation Plans (Continued)

The following table represents stock option activity for the years ended December 31, 2009 and 2008 and for the nine months ended September 30, 2010:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Life	Aggregate Intrinsic Value
Outstanding options at January 1, 2008	371,100	$3.10
Granted	233,500	1.72
Exercised	(8,800)	1.27
Forfeited	(127,000)	3.13
Outstanding options at December 31, 2008	468,800	$2.44	5.30 Yrs	$2,000

Exercisable at December 31, 2008	154,000	$3.01	4.89 Yrs	$2,000

Outstanding options at January 1, 2009	468,800	$2.44
Granted	34,000	0.65
Exercised	-	-
Forfeited	(112,800)	2.66
Outstanding options at December 31, 2009	390,000	$2.22	5.30 Yrs	$8,500

Exercisable at December 31, 2009	183,800	$2.51	5.74 Yrs	$4,000

Outstanding options at January 1, 2010	390,000	$2.22
Granted (unaudited)	22,000	0.89
Exercised (unaudited)	(3,000)	0.50
Forfeited (unaudited)	(85,000)	1.79
Outstanding options at September 30, 2010	324,000	$2.25	4.62 Yrs	$1,100

Exercisable at September 30, 2010	220,200	$2.34	5.10 Yrs	$1,100

The following table summarizes information about stock options outstanding at September 30, 2010:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number of Shares	Weighted-Average Exercise Price
$0.448 - $1.344	65,000	8.1	$0.74	48,200	$0.76
$1.344 - $1.792	105,000	4.3	1.63	58,800	1.65
$1.792 - $2.240	5,500	7.3	2.23	5,500	2.23
$2.240 - $2.688	23,000	2.6	2.48	12,200	2.43
$2.688 - $3.584	79,500	3.2	3.26	54,300	3.26
$3.584 - $4.032	24,000	1.9	3.62	19,200	3.62
$4.032 - $4.480	22,000	5.1	4.30	22,000	4.30
	324,000	4.6	$2.25	220,200	$2.34

The aggregate intrinsic value of options outstanding and options exercisable is based upon the Company’s closing stock price on the last trading day of the fiscal year for the in-the-money options.

The total intrinsic value of options exercised during the year ended December 31, 2008 was $5,000. No options were exercised during the year ended December 31, 2009.

Note 7.                      Warrants and Stock-Based Compensation Plans (Continued)

The weighted average fair value of stock options granted with an exercise price equal to the deemed stock price on the date of grant during 2009 and 2008 was $0.65 and $1.13, respectively. For the nine months ended September 30, 2010, the Company granted 22,000 options which had weighted average grant date fair values of $0.59.  For the nine months ended September 30, 2009, the Company granted 34,000 options which had weighted average grant date fair values of $0.51.

At December 31, 2009, there was $102,000 of unrecognized compensation cost, adjusted for estimated forfeitures, related to share-based payments which is expected to be recognized over a weighted-average period of 2.1 years and will be adjusted for any future changes in estimated forfeitures. For the nine months ended September 30, 2010, the Company recognized expense of $23,000 related to compensation expense for stock based compensation awards compared to compensation expense of $72,000 for the nine months ended September 30, 2009.  At September 30, 2010, there was $37,000 of unrecognized compensation cost related to share-based payments which is expected to be recognized over a weighted-average period of 1.72 years.

Note 8.                      Employee Benefit Plans

Pension plan: Winland has a qualified defined contribution 401(k) profit-sharing plan for its employees who meet certain age and service requirements. Employees are allowed to make contributions of up to 15% of their eligible compensation. The plan also provides for a Company-sponsored as determined by the Board of Directors. Winland contributed approximately $31,000 and $103,000 to the plan for the years ended December 31, 2009 and 2008, respectively. In addition, Winland may make additional discretionary contributions to the plan to the extent authorized by the Board of Directors. There were no discretionary contributions to the plan for the years ended December 31, 2009 and 2008.

Health Savings Account:  Winland has a health savings account plan for its employees who meet certain service requirements.  The plan provides for Winland to make contributions equal to one-half the deductible limit elected by the employee.  The employee may also make contributions equal to one-half the deductible limit elected.  Winland makes contributions to the plan on a quarterly basis on the first day of each quarter.  The contributions cannot be refunded to Winland if the employee’s employment with Winland is terminated voluntarily or involuntarily.  Winland contributed approximately $130,000 and $175,000 to the plan for the years ended December 31, 2009 and 2008, respectively.

Note 9.                      Major Customers

Winland has customers which accounted for more than 10 percent of net sales as follows:

	December 31		September 30
	2009	2008	2010	2009
Sales percentage:
Customer A	39%	33%	32%	38%
Customer B	12%	11%	12%	11%
Customer C	11%	4%	10%	13%
Customer D	6%	16%	0%	6%

	December 31		September 30
	2009	2008	2010
Accounts receivable percentage:
Customer A	33%	40%	16%
Customer B	21%	12%	2%
Customer C	5%	2%	26%
Customer D	2%	9%	0%

Customer D allowed its contract with Winland to expire in March 2009.  Winland worked with Customer D to transition existing raw and finished inventories to its new supplier during 2009.  As of December 31, 2009, $79,000 of raw inventory was on hand related to Customer D which its new supplier issued a purchase order for to ship in 2010.

Note 10.                        Shareholder Rights Plan

On December 9, 2003, Winland’s Board of Directors adopted a Shareholder Rights Plan. Under the plan, rights were constructively distributed as a dividend at the rate of one right for each share of common stock of Winland held by the shareholders of record as of the close of business on December 31, 2003. Each right entitles its holder to purchase one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $36. The rights will only be exercisable if a person or group acquires, has the right to acquire, or has commenced a tender offer for 15 percent or more of Winland’s outstanding common stock. The rights are nonvoting, pay no dividends, expire on December 9, 2013, and may be redeemed by Winland for $0.001 per right at any time before the 15th day (subject to adjustment) after a 15 percent position is acquired. The rights have no effect on earnings per share until they become exercisable.

After the rights are exercisable, if Winland is acquired in a merger or other business combination, or if 50% or more of Winland’s assets are sold, each right will entitle its holder (other than the acquiring person or group) to purchase, at the then current exercise price, common stock of the acquiring entity having a value of twice the exercise price.  In connection with the adoption of the Shareholder Rights Plan, the Board of Directors has designated 60,000 shares of previously undesignated stock as Series A Junior Participating Preferred Stock. The shares have a par value of $0.01 per share and a liquidation value equal to the greater of $100 or 100 times the aggregate amount to be distributed per share to holders of common stock. Shares of Series A Junior Participating Preferred Stock are not convertible into shares of Winland’s common stock. Each share of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend payment equal to the greater of $1 per share or an aggregate dividend of 100 times the dividend declared per share of common stock. Each share of Series A Junior Participating Preferred Stock has 100 votes. In the event of any merger, consolidation or other transaction in which common stock is exchanged; each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. There are no shares of Series A Junior Participating Preferred Stock outstanding.

Note 11.                        (Unaudited) Subsequent to the Dates of the Independent Registered Public Accounting Firm Report

On November 15, 2010, the Company entered into an asset purchase agreement with Nortech Systems, Inc. (“Nortech”). Under the terms of the asset purchase agreement, Nortech will purchase certain inventory, property and equipment, and other assets related to the Company’s EMS operations. In addition, Nortech will assume certain liabilities, including accounts payable and equipment leases, related to the EMS operations.  The Company expects to incur a loss of approximately $808,000 on the disposal of the EMS segment.